Exhibit 10.5

EIGHTH AMENDMENT TO EMPLOYMENT AGREEMENT

This Eighth Amendment to Employment Agreement is made and entered into as of January 1, 2007, by and between PriceSmart, Inc., a Delaware Corporation (“Employer”) and Edward Oats (“Executive”).

Recitals

A)	On January 11, 2000 an Employment Agreement was made and entered into by and between Employer and Executive.

B)	Said Employment Agreement has been amended on seven prior occasions;

C)	Employer and Executive now desire to further amend the Employment Agreement, as set forth hereinbelow:

Agreement

1.	Section 2.1 of the Agreement which, as amended, provides:

2.1 Salary. For Executive’s services hereunder, Employer shall pay as base salary to Executive the amount of $182,300 during each year of the Employment Term. Said salary shall be payable in equal installments in conformity with Employer’s normal payroll period. Executive shall receive such salary increases, if any, as Employer, in its sole discretion, shall determine.

is hereby amended, effective January 1, 2007, to provide as follows:

2.1 Salary. For Executive’s services hereunder, Employer shall pay as base salary to Executive the amount of $188,000 during each year of the Employment Term. Said salary shall be payable in equal installments in conformity with Employer’s normal payroll period. Executive shall receive such salary increases, if any, as Employer, in its sole discretion, shall determine.

2.	All other terms of the Employment Agreement, as amended, shall remain unaltered and fully effective.

Executed in San Diego, California, as of the date first written above.

EXECUTIVE	EMPLOYER

PRICESMART, INC.

Edward Oats	By:
	Name:	Jose Luis Laparte
	Its:	President